UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) May 1, 2024

SYNERGY EMPIRE LIMITED
(Exact name of registrant as specified in its chapter)

Nevada	333-235700	38-4096727
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Lot 1G & 2G, Kompleks Lanai No. 2, Persiaran Seri Perdana 62250 Putrajaya, Malaysia
(Address of principal executive offices)	(Zip Code)

+603 8890 2968

Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHMY	OTCQB

Item 1.01 Entry into a Material Definitive Agreement

On May 1, 2024, Synergy Empire Limited (the “Company”) entered into a Regulation S Stock Purchase Agreement (the “Purchase Agreement”) with two investors, Michael Tan and Andy Choe (collectively, the “Investors”), relating to the sale by the Company of an aggregate of 500,000 shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) at a price of $0.20 per share. Mr. Tan purchased 250,000 shares of Common Stock, and Mr. Choe purchased 250,000 shares of Common Stock. The sale of the securities was consummated contemporaneously with the execution of the Investment Agreements. The Company received aggregate gross proceeds from the Investors of $100,000. The Company intends to use the proceeds for general corporate purposes.

The representations, warranties and agreements by the Company and the Investors in the Purchase Agreement were included for the purpose of the allocating certain risks between the parties to the Investment Agreements and were for the benefit of the parties to such agreements, and not any third parties. The foregoing summary is qualified in its entirety by reference to the Purchase Agreement which is attached hereto as Exhibit 10.1 hereto.

ITEM 3.2 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 above is incorporated herein by reference.

In the transaction, the Company offered and sold shares of Common Stock pursuant to Mr. Tan and Mr. Choe in reliance upon exemptions from registration under the Securities Act afforded by Regulation S promulgated thereunder. The Company relied upon the representations made by the Investors in the Purchase Agreement in determining that such exemption was available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibits are furnished herewith:

Exhibit Number	Description
10.1	Regulation S Stock Purchase Agreement, dated May 1, 2024, by and between the Company, Michael Tan and Andy Choe (1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY EMPIRE LIMITED

Date: May 7, 2024	By:	H’sien Loong Wong
	Name:	H’sien Loong Wong
	Title:	President